Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-131729 on Form S-8, and Registration Statement No. 333-144043 on Form S-3 of our report dated February 19, 2010 (June 7, 2010 as to the effects of the discontinued operations related to the Australia styrenics business described in Note 27 and the changes to the segment profit measure described in Note 29), relating to the consolidated financial statements and financial statement schedules of Huntsman Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of new accounting guidance related to the measurement date of defined benefit pension and other postretirement plans effective January 1, 2008, and the retrospective application of new accounting guidance related to the presentation of noncontrolling interests in the consolidated financial statements effective January 1, 2009, and for changes in reportable segments that occurred in the first quarter of 2009), appearing in this Current Report on Form 8-K of Huntsman Corporation.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
June 7, 2010